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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
(888) 822-2660 OR
(714) 673-4299
E-MAIL: nbattin@usa.net

FOR IMMEDIATE RELEASE

          THIRTY PERCENT REVENUE GAINS DRIVE STRONG FOURTH QUARTER AND

                  FISCAL YEAR RESULTS FOR THE COOPER COMPANIES

                           OPERATING INCOME GROWS 53%

        IRVINE, Calif., Dec. 11, 1997 -- The Cooper Companies, Inc. (NYSE:COO) today reported results for its 1997 fourth quarter and fiscal year ended October 31, 1997.

        Revenue for the fourth quarter of 1997 was $40.5 million, 30% above the $31.2 million reported in the fourth quarter of 1996. For the 1997 fiscal year, revenue increased 30% to $141.5 million versus $109.1 million in fiscal 1996.

        Income from operations in the fourth quarter of 1997 was $8.0 million, 43% above the $5.6 million reported the fourth quarter of 1996. For fiscal 1997, income from operations rose 53% to $25.8 million from $16.8 million in 1996.

        Net Income

        Fourth quarter net income was $15.5 million or $1.02 per share in 1997 and $8.5 million or 72 cents per share in 1996. Three significant nonoperational items are included in net income:

        1. Net tax benefits of $24.7 million or $1.63 per share versus $4.0 million or 34 cents per share in 1996. In the fourth quarter of 1996, the Company, following generally accepted accounting principles, began recording income tax benefits associated with its net operating loss carryforwards. The 1997 benefit is significantly higher than the 1996 benefit because the Company's results and future prospects continue to improve significantly, allowing management to record a higher level of deferred tax assets, resulting in increased tax benefits.

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        2. A charge to discontinued operations of $18 million relating to a settlement made in 1993 with Medical Engineering Corporation (MEC). As part of this settlement, the Company agreed to annual payments each December through 2003. Payments due over a five-year period beginning December 1999 totaling $18 million are contingent on the Company having positive pretax income and are capped at the lower of a stated amount or 50% of that year's pretax income. With the Company anticipating increasingly favorable future results, management concluded that it is now probable that the $18 million will be due to MEC.

        3. A gain of $1 million associated with retiring debt early using the proceeds of the Company's follow-on offering of 2.3 million shares of its common stock in July 1997.

        Excluding these three items, 1997 fourth quarter income was $7.8 million, 76% above the corresponding amount of $4.4 million reported in 1996, or 51 cents per share versus 37 cents per share in the fourth quarter of 1996, a 38% increase. The number of shares used to compute per share amounts in the fourth quarter of 1997 increased 28% to 15.2 million from 11.8 million in the 1996 fourth quarter, primarily due to the new shares issued.

        For fiscal 1997, the Company reported net income of $31.4 million or $2.40 per share versus $16.6 million or $1.41 per share in 1996 with 11% more shares used to calculate per share amounts. The improved results reflect solid operational growth and also the nonoperational items discussed above, including the full year net tax benefit of $26.6 million or $2.03 per share in 1997 and $4.5 million or 38 cents per share in 1996.

        Excluding the impact of the net tax benefits, the charge to discontinued operations and the extraordinary gain, income for fiscal 1997 increased 80% to $21.8 million, or $1.67 per share, from $12.1 million, or $1.03 per share in 1996. The per share amount increased 62%, on 11% more average shares outstanding in 1997.

        Operating Results

        Commenting on operating results, A. Thomas Bender, president and chief executive officer, said, "Each of our businesses closed out the year with impressive fourth quarter growth in revenue and operating income. For the year, our core medical device businesses each grew their revenue at a record pace with CooperVision up 31% and CooperSurgical up 44%. Hospital Group of America exceeded our expectations for 1997 top line performance, growing 23% over last year.

        "The quarterly operating income increase reflects our strong revenue growth combined with favorable product mix changes and manufacturing efficiencies at CooperVision and CooperSurgical and improved utilization of the HGA facilities."

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        Business Unit Performance

                    P&L OPERATING HIGHLIGHTS BY BUSINESS UNIT

                            Quarter Ended October 31,

                                ($'s in millions)

                         Revenue                                     Operating Income
-------------------------------------------------------  --------------------------------------------------
                                                      %                       %     %Revenue     %Revenue
                                   1997      1996    Inc.    1997    1996    Inc.      1997         1996
                                   ----     -----    ----    ----    ----    ----     ----          -----
CVI                               $19.1     $13.7    39%     $6.9   $5.6      24%       36%          41%
CSI                                 7.1       5.1    39%      0.7    0.6      13%       10%          12%
HGA                                14.3      12.4    15%      1.9    1.3      43%       13%          11%
                                ---------    ----    ---     ----   ----      ---       ---         ----
 Subtotal                          40.5      31.2    30%      9.5    7.5      26%       23%          24%
                                ---------    ----    ---     ----   ----      ---       ---         ----
HQ expense                                                   (1.5)  (1.9)
                                                             ----   ----
TOTAL                             $40.5     $31.2    30%     $8.0   $5.6      43%       20%          18%
                                =========   =====    ===     ====   ====      ===      ===          ====


                         Twelve Months Ended October 31,

                                ($'s in Millions)

                         Revenue                                     Operating Income
-------------------------------------------------------  --------------------------------------------------
                                                      %                       %     %Revenue     %Revenue
                                   1997      1996    Inc.    1997    1996    Inc.      1997         1996
                                   ----     -----    ----    ----    ----    ----     ----          -----
CVI                              $64.0     $48.9     31%     $23.1   $19.1    21%       36%          39%
CSI                               24.8      17.2     44%       2.5     1.6    49%       10%          10%
HGA                               52.7      43.0     23%       6.0     2.6   133%       11%           6%
                                -------    -----     ---     ------  ------  ----      ---           ---
Subtotal                         141.5     109.1     30%       31.6   23.3    35%       22%          21%
                                -------    -----     ---     ------  ------  ---       ---           ---
HQ expense                                                     (5.8)  (6.5)
                                                             ------- ------
TOTAL                           $141.5    $109.1     30%      $25.8  $16.8    53%       18%          15%
                                ======    ======     ===      ====== ======  ===       ===           ===



        Cooper Vision

        Shortly after the end of the 1997 fiscal year, the Company completed the acquisition of Aspect Vision Care, Ltd. of Southampton, England, a privately-held manufacturer of high-quality contact lenses sold primarily in the United Kingdom and other European countries. Cooper paid approximately 'L'30 million, or $51.0 million at the date of the closing in cash and notes, and will pay an additional amount after 3 years based on performance over that period. Aspect will operate under its current name and management as a part of CooperVision (CVI). Aspect Vision's revenues in its first full year with CooperVision are expected to be approximately $45 to $50 million. The acquisition is expected to be nondilutive during Aspect's first 12 months as part of Cooper and highly accretive in the longer term.

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        The Aspect acquisition is the second transaction completed within the last year that expands CooperVision's global reach. In January, CVI signed an agreement with Rohto Pharmaceuticals, Ltd., a leading Japanese supplier of nonprescription ophthalmic products, giving Rohto exclusive marketing rights to CooperVision's line of products when approved by the Japanese government.

        Continued strong growth from the Preference Toric brand led CVI's year-to-year 39% revenue gain in the fourth quarter. The products that CVI actively markets -- Hydrasoft, Preference Toric, Preference, Natural Touch and CooperFlex -- grew 46% during the year and together now represent nearly 70% of the unit's annual sales.

        During 1997, Preference Toric sales grew more than 70%. Sales of all CVI toric lenses increased 40% during fiscal 1997 and now represent over 50% of CVI's business.

        Sales of CVI's planned replacement products aimed at the fastest growing segment of the contact lens market grew 55% during the year and represent about 40% of its business.

        CVI's fourth quarter operating income margins declined, compared with the same period in 1996, for two reasons. First, CVI recorded a $350 thousand accrual for a potential environmental cleanup at one of its locations. Second, it incurred marketing and sales costs ahead of the expected fiscal 1998 second quarter launch of its new Frequency-55 monthly disposable sphere and toric products. CVI will enter a new customer segment with these products: practitioners who prefer to have their patients replace lenses monthly or more frequently.

        Cooper Surgical

        CSI's revenue grew 39% in the fourth quarter and 44% for fiscal 1997 due to continued strong sales of gynecological devices, especially those from the acquisitions completed over the past two years: Unimar, Inc., Marlow Surgical Technologies, and the RUMI product line. Sales of gynecology products grew 56% over 1996. Operating income increased 49% in fiscal 1997 compared with the previous year, as revenue grew faster than expenses. Also gross margins on acquired products improved due to a shift to in-house manufacturing.

        CSI recently announced that pending FDA clearance, it plans to introduce during the first quarter of fiscal 1998, the first in a series of new hardware and software products using digital imaging to improve the diagnosis and screening of cancer of the cervix. A formal launch event is planned for the American College of Obstetricians and Gynecologists meeting in May.

        Hospital Group of America

        HGA's fourth quarter showed continued strong growth in both revenue and operating income due largely to continued improvement at Hampton Hospital. For the year, revenue grew 23% and operating income more than doubled. Operating income margins in the fourth quarter reached 13%, and exceeded 10% for the year, above industry norms. HGA's management service division, formed earlier this year, provides psychiatric management services under seven service contracts. The division continued to aggressively pursue contracts to manage psychiatric programs throughout the country during the quarter.

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        In 1997, HGA operating trends continued to show rising inpatient admissions, a decline in length of stay and increases in outpatient visits consistent with the trends in the business since 1995.

                            HOSPITAL GROUP OF AMERICA

                    Three-Year Trend in Operating Statistics

                                     1997          1996             1995
                                    -----          -----            -----
 Acute Admissions                   6,326          5,353            4,782
 Residential Admissions                54              0                0
 TOTAL                              6,380          5,353            4,782
 Combined Length of Stay (days)      11.5           11.9             13.0
 Acute Average Daily Census           187            175              171
 Residential Averge Daily Census*      24              0                0
 TOTAL                                212            175              171
 Outpatient Average Daily Visits      288            172              106
 Revenue ($'s millions)             $52.7          $43.0            $41.8
 Operating Income ($'s millions)     $6.0           $2.6              $.9

*Opened on April 2, 1997

        Statements in this press release that are not based on historical fact may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms. Certain statements in the Company's periodic and other filings with the Securities and Exchange Commission, including all the statements under the headings "Risk Factors" and "Recent Developments" in the Prospectus and Prospectus Supplement for shares of the Company's common stock attached as an exhibit to a Form 8-K filed July 23, 1997, constitute cautionary statements identifying important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Additional factors that could cause or contribute to differences include: major changes in business conditions and the economy in general, loss of key members of senior management, new competitive inroads, costs to integrate acquisitions, potential foreign exchange exposure, decisions to invest in research and development projects, dilution to earnings per share associated with acquisitions or stock issuance, regulatory issues, unexpected changes in reimbursement rates and payor mix, environmental clean-up costs above those already accrued, unforeseen litigation and decisions to divest businesses. Future results are also dependent on each of the Company's business units meeting specific objectives.

        The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif.

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CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through facilities in Delaware, Illinois, Indiana and New Jersey and satellite locations.

        NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's Internet address is www.coopercos.com.

        CooperFlex, Hydrasoft, Preference, Natural Touch, RUMI and Cerveillance are trademarks of The Cooper Companies, Inc., its subsidiaries or affiliates.

                               [FINANCIALS FOLLOW]


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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                    (In thousands, except per share figures)
                                   (Unaudited)

                                                 Three Months Ended        Years Ended
                                                      October 31,           Otober 31,

                                                    1997     1996          1997     1996
                                                  -------   -------      -------   ------
 Net sales of products                           $ 26,161   $18,779     $ 88,769   $66,118
 Net service revenue                               14,324    12,457       52,704    43,013
                                                 --------   -------     --------   -------
 Net operating revenue                             40,485    31,236      141,473   109,131
                                                 --------   -------     --------   -------
 Cost of products sold                              7,913     5,659       27,325    19,911
 Cost of services provided                         12,376    11,071       46,538    40,235
 Selling, general and administrative expense       11,124     8,090       38,337    29,717
 Research and development  expense                    514       289        1,739     1,176
 Amortization of intangibles                          550       532        1,745     1,249
                                                 --------   -------     --------   -------
 Income from operations                             8,008     5,595       25,789    16,843
                                                 --------   -------     --------   -------
 Interest expense                                     395     1,347        4,214     5,312
 Other income, net                                    172       177          209       584
                                                 --------   -------     --------   -------
 Income from continuing operations before
     income taxes                                   7,785     4,425       21,784    12,115
 (Benefit of) income taxes                        (24,736)   (4,048)     (26,606)   (4,488)
                                                 ---------  -------     --------   -------
 Income from continuing operations before
   extraordinary items                             32,521     8,473       48,390    16,603
 Loss from sale of discontinued operations        (18,000)      -        (18,000)      -
                                                 --------   -------     --------   -------
 Income before extraordinary items                 14,521     8,473       30,390    16,603
 Extraordinary items                                  992       -            992       -
                                                 --------   -------     --------   -------
 Net income                                      $ 15,513   $ 8,473     $ 31,382   $16,603
                                                 ========   =======     ========   =======
 Earnings per share:
 Continuing operations before extraordinary
   items                                         $   2.14   $  0.72     $   3.70   $  1.41
 Discontinued operations                            (1.19)      -          (1.38)      -
 Extraordinary items
                                                     0.07       -           0.08       -
                                                 --------    ------     --------   -------
 Earnings per share                              $   1.02    $ 0.72     $   2.40   $  1.41
                                                 ========    ======     ========   =======
 Number of shares used to compute
   earnings per share                              15,169    11,820       13,071    11,761
 Memo earnings per share data:
 Income from continuing operations before
   income taxes                                  $   0.51    $ 0.37     $   1.67   $  1.03
                                                 ========    ======     ========   =======


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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                        Consolidated Condensed Balance Sheets
                                 (In thousands)
                                     (Unaudited)


                                              October 31,  October 31,
                                                1997          1996
                                  ASSETS

 Current  assets:
   Cash and cash equivalents                   $ 18,249     $  6,837
   Trade receivables, net                        27,469       21,650
   Inventories                                   15,096       10,363
   Other current assets                           7,755        3,645
                                               --------     --------
      Total current assets                       68,569       42,495
                                               --------     --------
 Property, plant and equipment, net              39,523       34,674
 Intangibles, net                                36,698       21,468
 Other assets                                    30,508        4,272
                                               --------     --------
                                               $175,298     $102,909
                                               ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
 Short-term debt                               $    447     $    844
 Other current liabilities                       33,170       32,464
                                               --------     --------
      Total current liabilities                  33,617       33,308
                                               --------     --------
 Long-term debt                                   9,125       47,920
 Other liabilities                               21,023        6,351
                                               --------     --------
      Total liabilities                          63,765       87,579
                                               --------     --------
 Stockholders' equity                           111,533       15,330
                                               --------     --------
                                               $175,298     $102,909
                                               ========     ========



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